Exhibit 99.1

                    GenCorp Reports 2004 3rd Quarter Results

    SACRAMENTO, Calif., Oct. 15 /PRNewswire-FirstCall/ --

                            3rd Quarter Highlights

    -- Aerospace & Defense sales rise 40% including contribution from Atlantic
       Research Corporation (ARC), acquired October 2003.

    -- Sale of GDX Automotive completed August 31, 2004.

    -- Aerojet Fine Chemicals (AFC) classified as discontinued operations given the Company's intention to offer the business for sale.

    GenCorp Inc. (NYSE: GY) today reported sales from continuing operations for the third quarter 2004 of $116 million compared to $98 million for the third quarter 2003, an increase of 18%. Sales from continuing operations for the first nine months of 2004 were $350 million compared to $245 million for the first nine months of 2003, an increase of 43%. Sales increases for 2004 primarily reflect contributions from the propulsion business of ARC, which was acquired in October 2003.

    Both the 2004 third quarter and the nine-month period reflect the GDX Automotive and AFC segments as discontinued operations. The sale of GDX Automotive was completed on August 31, 2004. The Company has made a strategic decision to divest its AFC business and focus on its Aerospace & Defense and Real Estate segments. The Company will continue to operate AFC in the ordinary course of business pending any sale.

    In the third quarter of 2004, the Company reported a net loss of $47 million ($1.05 per share) compared to a net loss of $3 million ($0.07 per share) for the third quarter 2003. The loss from continuing operations for the third quarter 2004 was $15 million ($0.33 per share) compared to income of $5 million ($0.11 per share) for the third quarter 2003. The decrease in earnings from the 2003 period includes: an inventory write-down of $16 million on the Lockheed Martin Atlas(R) V program; a $13 million increase in non-cash pretax expense for employee retirement benefit plans; higher interest expense as a result of increased debt levels, including amounts incurred to finance the ARC acquisition; and, a tax provision to reflect the uncertainty of realizing deferred tax benefits, given historical losses. The decrease was partially offset by net favorable environmental reserves and recovery adjustments of $15 million. The net loss for the first nine months of 2004 was $378 million ($8.54 per share), including the loss from discontinued operations, compared to net income of $10 million ($0.23 per share) for the first nine months of 2003. The loss in the first nine months of 2004 from continuing operations was $72 million ($1.63 per share) compared to income of $3 million ($0.08 per share) in 2003. The decrease in earnings for the first nine months of 2004 includes: a $38 million increase in non-cash pretax expense from employee retirement benefit plans; the inventory write-down on the Atlas V program: higher interest expense; the tax provision impact as described above; and, the net favorable environmental reserves and recovery adjustments.

    "With the announcement today of our intention to sell our AFC business, we are close to completing another key step in transforming GenCorp into a more focused company. We will concentrate on our core capabilities within Aerospace & Defense and work to unlock the value embedded within our sizable real estate holdings to improve returns on our capital," said Terry L. Hall, chairman of the Board, president and chief executive officer.

    "The sale of AFC will give us greater flexibility in taking advantage of increasing business opportunities in our Aerospace & Defense business as well as cultivating and enhancing the value of our considerable real estate holdings in the suburban Sacramento community," added Hall. "With respect to the real estate entitlement process, the Rio Del Oro and Easton zoning applications continue as planned. We also plan to file an application on a third project with the city of Rancho Cordova by year-end. This project will consist of approximately 1,700 acres of land and will increase the property going through the entitlement process to approximately 5,800 acres," concluded Hall.

    The Company also announced it is evaluating opportunities to strengthen its balance sheet and improve its financial flexibility as it heads into 2005. "The sale of non-core businesses, along with favorable capital market conditions, provides us with opportunities to lower our cost of capital, reduce outstanding debt and extend debt maturities," added Yasmin Seyal, senior vice president and chief financial officer.

    Operations Review

    Aerospace and Defense Segment

    Third quarter 2004 sales increased to $116 million compared to $83 million in the third quarter 2003. Sales for the first nine months of 2004 were $354 million compared to $226 million last year. The increase includes sales generated by the acquired ARC business of $45 million in the third quarter and $127 million for the first nine months, as well as other changes in net program mix and timing.

    During the third quarter of 2004, Aerojet recorded an inventory write-down of $16 million on a contract to design, develop and produce a solid rocket motor for the Atlas V program. The write-down includes unanticipated transition costs from the development phase to the production phase of the contract and the value of materials rendered obsolete by a decision to proceed with qualification and production of an enhanced motor configuration.

    As part of the quarterly review of environmental remediation costs and amounts recoverable from the U.S. Government and other third parties, Aerojet recorded environmental reserve and recovery adjustments that resulted in a $17 million favorable impact to 2004 segment performance.

    Third quarter segment performance in 2004 was $11 million compared to $8 million in 2003. Excluding the effect of employee retirement benefit plan income or expense and unusual items, third quarter segment performance was $18 million in 2004 compared to $9 million in 2003. For the first nine months of 2004, segment performance was $23 million compared to $26 million in 2003. Excluding the effect of employee retirement plan income or expense and unusual items, segment performance for the first nine months was $44 million in 2004 compared to $25 million in 2003. For both the third quarter and the first nine months, the increase reflects the $17 million favorable impact of the environmental reserve and recovery adjustment as discussed above, the impact of higher sales, favorable contract performance, and net positive changes in program mix, offset by the $16 million Atlas V inventory write-down.

    Aerojet acquired certain assets from Pratt & Whitney Space Propulsion relating to solid rocket motor programs in June 2004. Programs transferred to Aerojet include flight booster motors for the Terminal High Altitude Air Defense (THAAD) missile and Standard Missile Programs. The addition of these contracts will enhance the Company's baseline programs as production is transferred from Pratt & Whitney's San Jose, California facility to Aerojet locations, with the transfers being completed in the fourth quarter of 2004.

    During the quarter, Aerojet conducted a successful hot fire test of its solid propellant Throttling Divert and Attitude Control System (TDACS), which marked a major milestone for the Aegis Ballistic Missile Defense Program's Standard Missile-3 (SM-3). Aerojet also conducted a successful flight test of a ramjet engine for the Navy's 'Coyote' target missile program. The successful flight test represents the world's first flight of a Variable Flow Ducted Rocket (VFDR) ramjet. In addition, an Aerojet rocket engine on NASA's Cassini spacecraft performed a 96-minute burn on June 30, allowing capture of the spacecraft by Saturn's gravity. The critical burn occurred 1.5 billion kilometers from earth and nearly seven years after the spacecraft was launched.

    As of August 31, 2004, Aerojet's contract backlog was $867 million compared to $830 million as of November 30, 2003. Funded backlog, which includes only the amount of those contracts for which money has been directly authorized by the U.S. Congress, or for which a firm purchase order has been received by a commercial customer, was approximately $503 million as of August 31, 2004, compared to $425 million as of November 30, 2003. The increase in funded backlog from November 30, 2003 primarily reflects growth in new contract awards as well as existing programs, and timing in the level of funded awards, particularly in tactical solid rocket programs and fire suppression.

    Real Estate Segment

    The Company did not sell any real estate assets in the first nine months of 2004 compared to $15 million in the first nine months of 2003, which consisted solely of the August sale of a 96,000 square foot office complex on 11 acres in Sacramento County. Segment performance was $1 million in the third quarter and $3 million in the first nine months of 2004 and consists of income from leasing activities. Segment performance was $11 million in the third quarter and $13 million in the first nine months of 2003. Both periods in 2003 reflect income from leasing activities and a $10 million gain associated with the August sale of the office complex.

    Additional Information

    Interest expense increased to $9 million in the third quarter 2004 from $5 million in 2003. Interest expense increased to $25 million in the first nine months of 2004 from $13 million in the first nine months of 2003. The increase in both periods is due to higher debt levels and higher average interest rates. Additional debt includes amounts incurred in August 2003 to finance the ARC acquisition.

    Total debt increased from $538 million as of November 30, 2003 to $568 million as of August 31, 2004. Cash increased from $64 million as of November 30, 2003 to $101 million as of August 31, 2004. Of the $101 million of cash on hand as of August 31, 2004, $70 million is restricted under our senior credit facility. As of August 31, 2004, the Company had unused availability under its credit facilities of $81 million.

    The Company entered into an amendment to its senior credit facility effective August 30, 2004 to allow for the sale of GDX Automotive, adjust certain covenants, and hold $70 million of cash subject to certain restrictions. The amendment limits credit facility borrowings if the Company has $50 million or more of cash on hand, including the restricted cash.

    Corporate and other expenses were $10 million in the third quarter of 2004 compared to $7 million in the third quarter of 2003, and $26 million for the first nine months of 2004 compared to $22 million for 2003. The increases in 2004 include a third quarter provision of approximately $2 million for environmental remediation costs related to a former GenCorp operating site.

    An income tax provision relating to continuing operations of $3 million for the third quarter of 2004 and $33 million for the first nine months of 2004 was recorded to reflect the uncertainty of realizing deferred tax benefits, given historical losses. Similarly, no tax benefit has been included in the charge related to the GDX Automotive business divestiture, as realization of the tax benefit is uncertain.

    Shareholders' equity at August 31, 2004 compared to November 30, 2003 decreased $403 million as a result of the Company's net loss of $378 million and $33 million in adjustments to other comprehensive income as a result of the sale of GDX Automotive, offset by $8 million of other shareholders' equity adjustments.

    Forward-Looking Statements

    This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release and in subsequent discussions with the Company's management, other than historical information, may be deemed to be forward-looking statements. These statements present (without limitation) the expectations, beliefs, plans and objectives of management and future financial performance and assumptions underlying, or judgments concerning, the matters discussed in such statements. The words "believe," "estimate," "anticipate," "project" and "expect," and similar expressions, are intended to identify forward-looking statements. Forward-looking statements involve certain risks, estimates, assumptions and uncertainties, including with respect to future sales and activity levels, cash flows, contract performance, the outcome of litigation and contingencies, environmental remediation and anticipated costs of capital. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

    -- legal and regulatory developments that may have an adverse impact on the Company or its segments. For example: 1) the Company's operations and financial condition could be adversely impacted if the judgment order in the amount of approximately $29 million entered November 21, 2002 against GenCorp in GenCorp Inc. v. Olin Corporation (U.S. District Court for the Northern District of Ohio, Eastern Division), is upheld on appeal and the offsets to which the Company believes it is entitled are not realized; 2) restrictions on real estate development that could delay the Company's proposed real estate development activities; 3) an adverse change in toxic tort or asbestos litigation trends; and 4) unfavorable changes in international tax laws or currency controls;

    -- changes in Company-wide or business segment strategies, such as the Company's recent decisions to divest itself of the GDX Automotive and AFC businesses, which result in changes in the types or mix of business in which the Company is involved or chooses to invest;

    -- changes in U.S., global or regional economic conditions that may affect, among other things: 1) customer funding for the purchase of aerospace and defense products, which may impact the Aerospace and Defense segment's business base and, as a result, impact its ability to recover environmental costs; 2) the Company's ability to successfully complete its real estate activities; and 3) the funded status and costs related to the Company's employee retirement benefit plans;

    -- risks associated with the Company's Aerospace and Defense segment's role as a defense contractor including: 1) the right of the U.S. government to terminate any contract for convenience; 2) modification or termination of U.S. government contracts due to lack of congressional funding; and 3) the lack of assurance that bids for new programs will be successful, or that customers will exercise contract options or seek or follow-on contracts with the Company due to the competitive marketplace in which the Company competes;

    -- changes in U.S. and global financial and equity markets, including market disruptions and significant currency or interest rate fluctuations, that may impede the Company's access to, or increase the cost of, external financing for its operations and investments or materially affect the Company's results of operations and cash flows;

    -- increased competitive pressures, which may, among other things, affect the performance of the Company's Aerospace and Defense segment, and/or the AFC discontinued operations;

    -- labor disputes, which may lead to increased costs or disruption of operations in the Company's Aerospace and Defense segment, and/or the AFC discontinued operations;

    -- technological developments or patent infringement claims which may impact the use of critical technologies in the Company's Aerospace and Defense segment, and/or its AFC discontinued operations, leading to reduced sales or increased costs;

    -- an unexpected adverse result or required cash outlay in the toxic tort cases, environmental proceedings or other litigation, or change in proceedings or investigations pending against the Company;

    -- other risks associated with the AFC discontinued operations, such as changes in U.S., global or regional economic conditions, which may affect, among other things, healthcare spending and demand for the pharmaceutical ingredients produced by the AFC discontinued operations; and

    -- risks attendant to the sale of the AFC operations, including the ability of the Company to identify a buyer for the business as well as the timing and terms of any proposed sale and its ultimate consummation.

    This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. These and other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended November 30, 2003 and its subsequent filings with the U.S. Securities and Exchange Commission. Additional risks may be described from time-to-time in future filings with the U.S. Securities and Exchange Commission. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond the Company's control.

    GenCorp is a technology-based manufacturer with positions in the aerospace and defense and real estate industries. Additional information about GenCorp can be obtained by visiting the Company's web site at www.GenCorp.com.

                              (Tables to follow)

    Consolidated Statement of Income
    GenCorp Inc.
                              Three Months Ended         Nine Months Ended
                             Aug 31,      Aug 31,      Aug 31,      Aug 31,
    (Dollars in millions,     2004         2003         2004         2003
     except per-share data)      (Unaudited)                (Unaudited)

    Net Sales                 $116          $98         $350         $245
    Costs and Expenses:
     Cost of products sold     114           71          319          189
     Selling, general
      and administrative        11            5           34           20
     Depreciation and
      amortization               8            7           25           20
     Interest expense            9            5           25           13
     Unusual items, net         --            2           --            2
     Other (income)
      expense, net             (14)           1          (14)          (3)
    Income (loss) from
     Continuing Operations
     Before Income Taxes       (12)           7          (39)           4
     Income tax provision        3            2           33            1
     Income (loss) from
      continuing operations    (15)           5          (72)           3
     Income (loss) from
      discontinued operations,
      net of tax               (32)          (8)        (306)           7
    Net Income (loss)         $(47)         $(3)       $(378)         $10
    Earnings (Loss) Per Share
     of Common Stock
    Basic and Diluted:
     Income (loss) per
      share from continuing
      operations:           $(0.33)       $0.11       $(1.63)       $0.08
     Income (loss) per
      share from discontinued
      operations:            (0.72)       (0.18)       (6.91)         0.15
     Income (loss)
      per share:            $(1.05)      $(0.07)      $(8.54)        $0.23

      Weighted average
       shares of common
       stock outstanding      44.5         43.5         44.2         43.2
      Weighted average
       shares of common stock
       outstanding,
       assuming dilution      44.5         43.6         44.2         43.3

    Dividends Declared Per
     Share of Common Stock     $--        $0.03        $0.06        $0.09

    Business Segment Information
    GenCorp Inc.
                              Three Months Ended         Nine Months Ended
                             Aug 31,      Aug 31,      Aug 31,      Aug 31,
    (Dollars in millions)      2004         2003         2004         2003
                                  (Unaudited)               (Unaudited)
    Net Sales:
     Aerospace and Defense    $116          $83         $354         $226
     Real Estate                 2           17            4           20
     Intersegment sales
      elimination               (2)          (2)          (8)          (1)
       Total                  $116          $98         $350         $245
    Segment Performance:
     Aerospace and Defense     $18           $9          $44          $25
     Unusual items              --           (2)          --           (2)
     Retirement benefit
      plan income (expense)     (7)           1          (21)           3
       Aerospace and
        Defense Total           11            8           23           26
     Real Estate                 1           11            3           13
     Retirement benefit
      plan expense              --           --           --           --
    Real Estate Total            1           11            3           13
    Total                      $12          $19          $26          $39

                              Three Months Ended         Nine Months Ended
                             Aug 31,      Aug 31,       Aug 31,     Aug 31,
    (Dollars in millions)      2004        2003          2004         2003
                                 (Unaudited)                (Unaudited)
    Reconciliation of
     segment performance
     to continuing income
     (loss) before income taxes:

    Segment performance        $12          $19          $26          $39
     Interest expense           (9)          (5)         (25)         (13)
     Corporate retirement
      benefit plan expense      (5)          --          (14)          --
     Corporate and
      other expenses           (10)          (7)         (26)         (22)
    Income (Loss) From
     Continuing Operations
     Before Income Taxes       (12)           7          (39)           4
     Income tax provision        3            2           33            1
     Income (loss) from
      continuing operations    (15)           5          (72)           3
     Income (loss) from
      discontinued operations,
      net of tax               (32)          (8)        (306)           7
      Net Income (loss)       $(47)         $(3)       $(378)         $10

    We evaluate our operating segments based on several factors, of which the primary financial and performance measure is segment performance. Segment performance, a non-GAAP financial measure, represents net sales from continuing operations less applicable costs, expenses, retirement benefit plan income (expense), and provisions for restructuring and unusual items relating to operations. Segment performance excludes corporate retirement benefit plan income (expense), corporate income and expenses, provisions for unusual items not related to the operations, interest expense and income taxes. We believe that segment performance provides information useful to investors in understanding our underlying operation performance. Specifically, we believe the exclusion of the items listed above permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that management internally assesses our performance.

    Condensed Consolidated Balance Sheet
    GenCorp Inc.
                                                       Aug 31,       Nov 30,
    (Dollars in millions, except per share data)        2004           2003
                                                            (Unaudited)
    Assets
    Cash and equivalents                                 $31            $64
    Restricted cash                                       16             --
    Accounts receivable                                   89             88
    Inventories, net                                     165            142
    Recoverable from U.S. government
     and other third parties for
     environmental remediation                            36             37
    Current deferred income taxes                         --              2
    Prepaid expenses and other                             4             13
    Assets of discontinued operations                    105            663
    Total Current Assets                                 446          1,009

    Non Current Assets
    Restricted cash                                       54             --
    Property, plant and equipment, net                   140            148
    Recoverable from U.S. government
     and other third parties for
     environmental remediation                           208            183
    Deferred income taxes                                 --             17
    Prepaid pension asset                                290            320
    Goodwill, net                                        103            100
    Other noncurrent assets, net                         114            120
    Total Noncurrent Assets                              909            888
    Total Assets                                      $1,355         $1,897

    Liabilities and Shareholders' Equity
    Short-term borrowings and
     current portion of long-term debt                   $16            $52
    Accounts payable                                      29             37
    Reserves for environmental remediation                53             53
    Income taxes payable                                  31             23
    Deferred income taxes                                  1             --
    Other current liabilities                            143            166
    Liabilities of discontinued operations                23            169
    Total Current Liabilities                            296            500

    NonCurrent Liabilities
    Senior subordinated notes                            150            150
    Convertible subordinated notes                       150            150
    Contingent convertible subordinated notes            125             --
    Other long-term debt, net of current portion         127            186
    Reserves for environmental remediation               264            262
    Postretirement benefits other than pensions          143            148
    Other noncurrent liabilities                          75             73
    Total Noncurrent Liabilities                       1,034            969
    Total Liabilities                                  1,330          1,469
    Total Shareholders' Equity                            25            428
    Total Liabilities and Shareholders' Equity        $1,355         $1,897


SOURCE  GenCorp Inc.
    -0-                             10/15/2004
    /CONTACT: investors, Yasmin Seyal, senior vice president & chief financial officer, +1-916-351-8585, or media, Linda Beech Cutler, vice president, corporate communications, +1-916-351-8650, both of GenCorp Inc./
    /Web site:  http://www.gencorp.com/
    (GY)

CO:  GenCorp Inc.
ST:  California
IN:  ARO
SU:  ERN